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                                                                     Exhibit  99

Dear Prospective Investor:

         Please find enclosed a copy of the preliminary prospectus for an upcoming offering of Ohio Legacy Corp's common stock. Ohio Legacy Bank began operations in October 2000, and our growth has been significant. As a result, we are in the process of raising additional capital to support further growth.

         We would appreciate your consideration of an investment in our company. I encourage you to read the enclosed prospectus for a detailed discussion of our company, including information regarding our stock offering. If you are interested in additional information, we would encourage you to attend one of the upcoming community meetings where management will discuss Ohio Legacy Corp and this offering. The meetings will be held at the following times:

         [Insert date] [Insert time] [Insert location]

         [Insert date] [Insert time] [Insert location]

         [Insert date] [Insert time] [Insert location]

         Please R.S.V.P. to our representatives at (330) 263-1955.

         Friedman, Billings, Ramsey & Co., Inc. ("FBR") is assisting us with this offering. The anticipated date of the offering is December 12. If you believe that you will have an interest in investing in this offering, you should open an FBR account prior to that date. Representatives of FBR will be present at each of the community meetings.


         Should you be unable to attend any of these meetings, for more information you may contact one of the following FBR representatives:

     Bill Vellon                        Rick Beston
     (800) 846-5050                     (800) 846-5050
     bvellon@fbr.com                    rbeston@fbr.com

         We appreciate the part which you have played in the growth and success of our company to date. Thank you for giving these matters your attention and timely consideration.

                                          Best regards,



                                          L. Dwight Douce
                                          President and Chief Executive Officer




THE SHARES OF COMMON STOCK BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY. THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.